Filed Pursuant to Rule 424(b)(3)
                                                              File No. 333-69324



                              Network Commerce Inc.
                                  Common Stock

                              PROSPECTUS SUPPLEMENT
                    (To Prospectus dated September 26, 2001)

     You should read this prospectus supplement and the related prospectus carefully before you invest. Both documents contain information you should consider when making your investment decision.

     On October 5, 2001 we issued a drawdown notice to Cody Holdings, Inc. ("Cody Holdings") in connection with the Common Stock Purchase Agreement dated July 10, 2001 (the "Agreement") evidencing an equity draw down facility between Cody Holdings and us. This notice offered to sell up to $25,000 of our common stock to Cody Holdings based on the formula in the Agreement, during the 22-day period beginning on October 8, 2001 and ending on November 6, 2001, but at not less than $0.10 per share. During the 22-day period, Cody Holdings purchased a total of 226,760 shares of our common stock at an average purchase price of $.10 per share. These purchases resulted in aggregate proceeds of $20,364 being paid and released from escrow to us by Cody Holdings. GKN Securities Corp. received $1,364 as a placement fee in connection with this drawdown.

     The attached prospectus relates to the resale of shares acquired by Cody Holdings pursuant to the Agreement. Because Cody Holdings may sell some or all of these shares, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of these shares, we cannot estimate the actual amount of shares that they will hold after the completion of the offering.

     We expect to use the proceeds of this sale of common stock to Cody Holdings for general corporate purposes, including working capital.

RECENT DEVELOPMENTS

     We have attached to this prospectus supplement, and incorporated by reference into it, the Form 10-Q Quarterly Report of Network Commerce Inc. for the quarterly period ended September 30, 2001.

          The date of this prospectus supplement is November 16, 2001.